Exhibit 10.50
Form Of
WebMD Health Corp.
Non-Qualified Stock Option Agreement
Employees

Optionee:
Grant Date:
Grant Number:
Shares Granted:
Stock Option Price:
We are pleased to inform you that you have been granted an option to purchase that number of shares of the common stock of WebMD Health Corp. (the “Company”) set forth above at the per share exercise price set forth above. Your grant has been made under the Company’s 2005 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”), which together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. In the event any terms set forth herein conflict with the terms as set forth in the Plan, the terms of the Plan shall govern. A copy of the Plan is available on the Company’s intranet site. Please review it carefully. Capitalized terms used herein without definition will have the meanings assigned to them in the Plan.
Vesting/Term:
Subject to the terms of the Plan and this Agreement, shares will vest in four equal annual installments, commencing on the first anniversary of the Grant Date (full vesting on the fourth anniversary of the Grant Date). Subject to earlier expiration in the event of the termination of your employment with the Company and its Subsidiaries for any reason (as more fully described below), this Option will expire on the tenth anniversary of the Grant Date. The date on which this Option expires pursuant to this Agreement is referred to herein as the “Expiration Date”.
Exercise:
You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Compensation Committee of the Company’s Board of Directors from time to time in accordance with the Plan. All exercises must take place before the Expiration Date. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.
Restrictions on Exercise:
This Option may not be exercised if such exercise would violate any provision of applicable federal or state securities law, or other law, rule or regulation or the Company’s employee trading policy.
Restrictive Covenants:
In the event that you breach any restrictive covenants to which you are bound (including, without limitation, those set forth on Annex A ), in addition to any other remedy available to the Company, the Option, whether or not vested, will immediately terminate without any notice or consideration being paid therefor. By signing below, you acknowledge the representations and agree to the covenants set forth on Annex A. The covenants on Annex A do not supercede or replace any other confidentiality, non-competition or non-solicitation agreement entered into between you and the Company (or any affiliate thereof) to the extent that such confidentiality, non-competition and/or non-solicitation agreement is more protective of the business of the Company and/or its affiliates.
Termination Provisions:
In the event of the termination of your employment with the Company and its Subsidiaries for any reason (other than as a result of your death or Disability or for Cause), (i) all further vesting of shares under this Option will stop, and this Option will be cancelled as to any unvested shares without any consideration being paid therefor and (ii) you will have 90 days to exercise this Option as to any shares that have vested as of the date of termination. In the event of the termination of your employment as a result of your death or Disability, this Option shall become fully vested as of the date of termination and you or your estate will have a period of one year from the date of termination to exercise. If your employment is terminated for Cause, this Option will expire immediately as to all vested and unvested shares without any consideration being paid therefore. IF YOU DO NOT EXERCISE THE VESTED PORTION OF THIS OPTION ON OR BEFORE THE EXPIRATION DATE, THIS OPTION WILL EXPIRE WITHOUT ANY CONSIDERATION BEING PAID THEREFORE.

No Rights to Grants or Continued Employment:
You shall not have any claim or right to receive grants of Options under the Plan. Neither the Plan nor this Agreement nor any action taken or omitted to be taken hereunder or thereunder shall be deemed to create or confer on you any right to be retained in the employ or service of the Company or any of its affiliates, or to interfere with or to limit in any way the right of the Company or any of its affiliates to terminate your employment at any time. You shall have no rights in the benefits conferred by this Option or in any shares except to the extent the Option is exercised while vested and exercisable and otherwise in accordance with the terms of this Agreement. Termination of the Option by reason of cessation of employment shall not give rise to any claim for damages by you under this Agreement and shall be without prejudice to any rights or remedies which the Company or any of its affiliates may have against you.
Taxes and Withholding:
This Option is not intended to be an Incentive Stock Option, as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Any exercise of this Option is generally a taxable event, and if the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company.
Section 409A of the Code, which was adopted pursuant to the American Jobs Creation Act of 2004, imposes new rules relating to the taxation of deferred compensation. This Option is intended to be exempt from the application of Section 409A of the Code and the rules, regulations and guidance promulgated thereunder (collectively “Section 409A”). We anticipate that the Treasury Department will issue further guidance under Section 409A. The Company reserves the right to modify the terms of this Option, to the extent necessary or advisable to comply with Section 409A.
Set-off:
If at any time you are indebted to the Company or any affiliate, the Company may in its discretion (a) withhold (i) shares issuable to you following your exercise of the Option (or portion thereof) having a fair market value on the date of exercise up to the amount of such indebtedness or (ii) amounts due to you in connection with the sale of the shares acquired as a result of the exercise of this Option (or portion thereof) up to the amount of such indebtedness or (b) take any substantially similar action.
Governing Law:
This Option shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

WEBMD HEALTH CORP.	Agreed and Accepted:

By:	Optionee:

Title:	Print Name:

Address:

2

(ANNEX A TO WEBMD HEALTH CORP.
NON-QUALIFIED STOCK OPTION AGREEMENT)
TRADE SECRET AND PROPRIETARY INFORMATION COVENANTS
1. Confidentiality.
     (a) Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment with the Company and its Affiliates and as a result of my having executed this Non-Qualified Stock Option Agreement, I will be granted access to valuable information relating to the business of the Company and its Affiliates that provides the Company and its Affiliates with a competitive advantage (or that could be used to the disadvantage of the Company and its Affiliates by a Competitive Business (as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company and its Affiliates (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company and its Affiliates; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company and its Affiliates; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; and (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company and its Affiliates as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company or its Affiliates.
     (b) Duty of Confidentiality. I agree at all times, both during and after my employment with the Company and its Affiliates, to hold all of the Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and its Affiliates and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company and its Affiliates, except as may be necessary in the good faith performance of my duties for the Company and its Affiliates. I further agree that, in addition to enforcing this restriction, the Company and its Affiliates may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.
     (c) Company Property. I acknowledge that: (i) all Trade Secret and Proprietary Information of the Company, (ii) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to me by the Company, and (iii) all documents I create or receive in connection with my employment with the Company, belong to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.
     (d) Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

     (e) Investors, Other Third-Parties, and Goodwill. I acknowledge that all Third-Parties I service or propose to service while employed by the Company are doing business with the Company and not me personally, and that, in the course of dealing with such Third-Parties, the Company establishes goodwill with respect to each such Third-Party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). I also acknowledge that, by virtue of my employment with the Company, I have gained or will gain knowledge of the business needs of, and other information concerning, Third-Parties, and that I would inevitably have to draw on such information were I to solicit or service any of the Third-Parties on my own behalf or on behalf of a Competitive Business (as defined herein).
     (f) Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of my employment with the Company.
2. Covenant Not to Compete with the Company.
     (a) I acknowledge that the business of the Company is national in scope, that its products and services are marketed throughout the entire United States, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the United States and that the nature of my services, position, and expertise are such that I am capable of competing with the Company from nearly any location in the United States.
     (b) Accordingly, in order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, I acknowledge and agree that during the term of my employment with the Company and for a period of one year after the date my employment with the Company is terminated for any reason (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly (including through the Internet), own, control, manage, operate, participate in, be employed by, or act for or on behalf of, any “Competitive Business” (as defined herein) located anywhere within the geographic boundaries of the United States.
     For purposes of this Agreement “Competitive Business” will mean: (i) any enterprise engaged in developing, selling or providing a consumer or physician Internet healthcare portal or interactive online personal health management products; and (ii) any enterprise engaged in any other type of business in which the Company or one of its Affiliates is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company or one of its Affiliates.
3. Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly:
     (a) solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one (1) year period immediately prior to the termination of my employment with the Company;
     (b) contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer;
4. Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.
5. Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, or 3 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.
6. Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.
7. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.